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                                                            OMB APPROVAL
   FORM 3                                         ------------------------------
                                                  OMB Number           3235-0104
-------------                                     Expires:     December 31, 2001
                                                  Estimated average burden hours
                                                  per response               0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940
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
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
1. Name and Address of Reporting Person    2. Date of Event       4.  Issuer Name and Ticker or Trading Symbol
                                              Requiring Statement     RailAmerica, Inc. (Rail)
         Bev Partners, L.P.                  (Month/Day/Year)
---------------------------------------                           ------------------------------------------------------------------
(Last)       (First)        (Middle)        May 22, 2001          5.  Relationship of Reporting      6. If Amendment, Date of
                                                                      Person(s) to Issuer               Original (Month/Day/Year)
     350 Park Avenue, 11th Floor                                      (Check all applicable)
----------------------------------------   -----------------------
             Street                        3. IRS or Social              Director       X 10% Owner  -------------------------------
                                              Security Number         ---              ---           7.  Individual or Joint/Group
                                              of Reporting                                               Filing (Check Applicable
                                              Person (Voluntary)         Officer          Other          Line)
                                                                      ---              ---            X  Form filed by One Reporting
                                                                         (give title      (specify   --- Person
                                                                         below)           below)
                                                                                                         Form filed by More than one
                                                                   --------------------------------  --- Reporting Person
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New York      New York        10022
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(City)        (State)          (Zip)                              Table I -- Non-Derivative Securities Beneficially Owned
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1.   Title of Security                                       2. Amount of Securities   3. Ownership Form:   4. Nature of Indirect
     (Instr. 4)                                                 Beneficially Owned        Direct (D) or        Beneficial Ownership
                                                                (Instr. 4)                Indirect             (Instr. 5)
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Common Stock                                                 1,892,782                 D(1)
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  Reminder:    Report on a separate line for each class of securities beneficially owned directly or indirectly               (Over)

  * If the form is filed by more than one reporting person, see instruction 5(b)(v).

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
Form 3 (continued)

           TABLE II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative   2. Date Exercisable and   3. Title and Amount of Securities   4. Conversion   5. Ownership    6. Nature of
   Security (Instr. 4)      Expiration Date           Underlying Derivative Security      or Exercise     Form of         Indirect
                            (Month/Day/Year)          (Instr. 4)                          Price of        Derivative      Beneficial
                                                                                          Derivative      Security:       Ownership
                                                                                          Security        Direct (D)      (Instr. 5)
                                                                                                          or Indirect
                                                                                                          (I) (Instr. 5)
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                             Date     Expiration          Title          Amount or
                          Exercisable    Date                            Number of
                                                                           Shares
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Explanation of Responses:
(1) Bev Partners, L.P. is managed by EGS Management L.L.C., a registered investment advisor. EGS Management L.L.C. is both a general partner and a limited partner of Bev Partners, L.P.

** Intentional misstatements or omissions of facts constitute Federal       September 17, 2001       /s/  William Ehrman
   Criminal Violations.                                                    --------------------    ---------------------------------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                         Date             By EGS Management,L.L.C.,
                                                                                                      General Partner
Note:  File three copies of this Form, one of which must be manually                               By William Ehrman, Managing
       signed.  If space is insufficient,                                                             Member
       see Instruction 6 for procedure.
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